Exhibit 3.7

ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION

DSCB:15-1915 (Rev 90)

In compliance with the requirements of 15 Pa.C.S. § 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles of Incorporation, hereby states that:

1.	The name of the corporation is: Mastech Systems Corporation

2.	The address of the corporation’s current registered office in the Commonwealth of Pennsylvania is 2090 Greentree Road, Pittsburgh, Pennsylvania, 15220, Allegheny County.

3.	The statute by or under which it was incorporated is: the Business Corporation Law of 1933.

4.	The date of its incorporation is: July 28, 1986.

5.	The amendment shall be effective upon filing.

6.	The amendment was unanimously adopted by the shareholders pursuant to 15 Pa.C.S. § 1914.

7.	The amendment adopted by the corporation is set forth in full on Exhibit “A” attached hereto and made a part hereof.

8.	This Amendment completely restates the Articles of Incorporation and these Restated Articles of Incorporation supersede the original Articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this     19th              day October     ,                      1993

MASTECH SYSTEMS CORPORATION

By

Title

EXHIBIT “A”

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MASTECH SYSTEMS CORPORATION

1.	Name. The name of the corporation is Mastech Systems Corporation.

2.	Registered Office. The registered office of the corporation in the Commonwealth of Pennsylvania is located at 2090 Greentree Road, Pittsburgh, Pennsylvania, Allegheny County, 15220,

3.	Statute Under Which Incorporated. The corporation was incorporated under the Pennsylvania Business Corporation Law of 1933.

4.	Stock Basis. The corporation is organized on a stock basis.

5.	Shares.

a.	Authorized Shares. The corporation shall have the power and authority to create and issue a total of twenty million (20,000,000) shares of common stock, par value One Cent ($0.01) per share, and a class of one million (1,000,000) shares of preferred stock, par value One Cent ($0.01) per share.

b.	Common Stock. The holders of common stock shall have one (1) vote per share. The common stock shall be subject to the prior rights of holders of any series of preferred stock outstanding, according to the preferences, if any, of such series.

c.	Preferred stock. The preferred stock shall be divided into one (1) or more series as the board of directors may determine as provided herein. Each series of preferred stock may have full, limited, multiple, fractional or no voting rights, and such designations, preferences, limitations and special rights as may be determined by the board of directors from time to time as provided herein. The division of the preferred stock into series, the determination of the designation and the number of shares of any such series and the determination of the voting rights, preferences, limitations and special rights of the shares of any such series of preferred -stock may be accomplished by an amendment to this Article 5, which amendment may be made solely by action of the board of directors, which shall have the full authority permitted by law to make such division and determinations without shareholder approval.

d.

Price. Any shares of the corporation may be issued at a price determined by the board of directors or the board may set a minimum price or establish a formula or method by which the price may be determined. Consideration for shares may consist of money, obligations (including an obligation of a shareholder), services performed whether or not contracted for, contracts for services to be performed, shares or other securities or obligations of another corporation or any other tangible or intangible property. If shares of the corporation are issued for other than money, the value of the consideration shall be determined by or in a manner provided by the board of directors. Consideration for. shares shall be paid to the corporation or as otherwise directed by the board of directors.

e.	Issuance of Shares For Dividends and Splits. Upon authorization by the board of directors, the corporation may issue or distribute its own shares pro rata to its shareholders or the shareholders of one (1) or more classes or series, if the relative rights of the holders of any class or series are not adversely affected by such action, to effectuate stock dividends or splits and any such transactions shall not require payment of consideration.

f.	Distributions. The board of directors may authorize the corporation to make distributions to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania.

6.	Existence. The corporation’s existence shall be perpetual.

7.	Limitation on Director Liability. A director of the corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Section 1713 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit (i) the responsibility or liability of a director under any criminal statute, or (ii) the liability of a director for the payment of taxes under local, state or federal law, where in the case of (i) or (ii) above, the director’s action constituted self-dealing, willful misconduct or recklessness. Any repeal, modification or adoption of any provision inconsistent with this Article 7 shall be prospective only, and neither the repeal nor modification, of this Article 7 shall adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

8.	Standard of Care and Justifiable Reliance.

a)

Directors. A director of the corporation shall stand in a fiduciary relation to the corporation and shall perform his or her duties as a director, including duties as a member of any committee of the board upon which he or she may-serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely in good faith on information, opinions, reports or. statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

i)	one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

ii)	counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

iii)	a committee of the board upon which he or she does not serve, duly designated in accordance with law, as to’ matters within its designated authority, which committee the director reasonably believes to merit confidence.

b)	Effect of Actual Knowledge. A director shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.

c)	Officers. An officer of the corporation shall perform his or her duties as an officer in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. The person who performs his or her duties shall not be liable by a reason of having been an officer of the corporation.

9.	Exercise of Power of the Board of Directors.

a)

General Rule. In discharging[1] the duties of their respective positions, the board of directors, committees of the beard and individual directors of the corporation may, in considering the best interests of the corporation, consider to the extent they deem appropriate:

i)	The effect of any action upon any or all groups affected by such action including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located.

ii)	The short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation.

iii)	The resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation.

iv)	All other pertinent factors.

b)	Consideration of Interest’s and Factors. The board of directors, committees of the board and individual directors shall not be required, considering the best interests of the corporation or the effects of any action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor. The consideration of interests and factors in the manner described in this Section 9(b) and in Section 9(a) shall not constitute a violation of Section 8 of these Amended and Restated Articles of Incorporation or Section 1712 of the Pennsylvania Business Corporation Law of 1988.

c)	Specific Applications. In exercising the powers vested in the corporation, including, without limitation, those powers pursuant to Section 1502 of the Pennsylvania Business Corporation Law of 1988 (which relate to general powers), and in no way limiting the discretion of the board of directors, committees of the board and individual directors pursuant to Section 9(a) and (b) of the Amended and Restated Articles of Incorporation, the fiduciary duty of directors of the corporation shall not be deemed to require them:

i)	to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan, including, but not limited to, a plan adopted pursuant or made subject to Section 2513 of the Pennsylvania Business Corporation Law of 1988 (relating to disparate treatment of certain persons);

ii)	to render inapplicable, or make -determinations with respect to, the provisions of Subchapter E (relating to control transactions), Subchapter F (relating to business combinations), Subchapter G (relating to control-share acquisitions) or Subchapter K (relating to disgorgement by certain controlling shareholders following attempts to acquire control, of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 or under any other provision of the Pennsylvania Business Corporation Law of 1988 relating to or affecting acquisitions or potential or proposed acquisitions of control of the corporation; or

iii)	to act as the board of directors, a committee of the board or an individual director solely because the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

d)

Presumption. Absent breach of fiduciary duty, lack of good faith or self-dealing, any act as the board of directors, a committee of the board or an individual director shall be presumed to be in the best interests of the corporation. In assessing whether the standards set forth in Section 1712 of the Pennsylvania Business Corporation Law of 1988 have been satisfied, there shall not be any greater obligation to justify. or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director.

e)	Disinterested Director. The term “disinterested director” as used in Section 9(d) and for no other purpose means:

i)	a director of the corporation other than:

a.	a director who has a-direct or indirect financial or other interest in the person acquiring or seeking to acquire control of the corporation who is an affiliate or associate, as defined in Section 2552 of the Pennsylvania Business Corporation Law of 1988, of, or was nominated or designated as a director by, a person acquiring or seeking to acquire control of the corporation.

b.	depending on the specific facts surrounding the director and the act under consideration, an officer or employee or former officer or employee of the corporation.

ii)	a person shall not be deemed to be other than a disinterested director solely by reason of any or all of the following:

a.	the ownership by the director of shares of the corporation.

b.	the receipt as a holder of any class or series of any distribution made to all owners of shares of that class or series.

c.	the receipt by the director of director’s fees or other consideration as a director.

d.	any interested director may have in retaining the status or position of director.

e.	the former business or employment relationship of the director with the corporation.

f.	receiving or having the right to receive retirement or deferred compensation from the corporation due to service as a director, officer or employee.

10.	Indemnification.

a)

General Rule. The corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such, person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

i)	where such indemnification is expressly prohibited by applicable law;

ii)	where the conduct of the indemnified representative has been finally determined pursuant to Article 10 (i) or otherwise:

a)	to constitute willful misconduct or recklessness within the meaning of Section 1746(b) of the Pennsylvania Business Corporation Law of 1988 or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

b)	to be based upon or attributable to. the receipt by the indemnified representative from the corporation of a personal benefit to which the indemnified representative is not legally entitled; or

iii)	to the extent such indemnification has been finally determined in a final adjudication pursuant to Article 10(i) to be otherwise unlawful.

b)	Partial Payment. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the corporation shall indemnify the indemnified representative to the maximum extent for such portion of the liabilities.

c)	Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

d)	Definitions. For purposes of. this Article 10 of these Amended and Restated Articles of Incorporation:

i)	“indemnified capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of the corporation, or, at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise:

ii)	“indemnified representative” means any and all directors and officers of the corporation and any other person designated as an indemnified representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

iii)	“liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee .benefit plan, or cost or expense, of any nature (including, without limitation, attorneys’ fees and disbursements); and

iv)	“proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation, a class of its security holders or otherwise.

e)	Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Article 10, the corporation shall not indemnify under, this Article an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless the initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. This Article 10(e) shall not apply to reimbursement of expenses incurred in successfully prosecuting or defending an arbitration under Article 10 (i) of these Amended and Restated Articles of Incorporation or otherwise successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article 10.

f)

Advancing Expenses. The corporation shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Article 19(a) hereof or the initiation of or participation in a proceeding which is authorized pursuant to Article 10(b) hereof upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined pursuant to Article 10(i) that such person is not entitled to be indemnified by the Corporation pursuant to this Article 10. The financial ability of an indemnified representative to repay an advance shall not be a prerequisite to the making of the advance.

g)	Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the corporation, or use any other mechanism or arrangement whatsoever in such amounts, at: such costs, and upon such other terms and conditions as the board of directors shall deem appropriate. Absent fraud, the determination of the board of directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.

h)	Payment of Indemnification. “Subject to the terms and conditions of this Article 10, an indemnified representative shall be entitled to indemnification once a written request for indemnification has been delivered to the secretary of the corporation.

i)	Arbitration.

i.	General Rule. Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Article 10, except with respect to indemnification for liabilities arising under the Securities Act of 1933, that the corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in the metropolitan area in which the principal executive offices of the corporation are located at the time, in accordance with the commercial arbitration rules then in effect of the American Arbitration,. Association, before a panel of three (3) arbitrators, one of whom shall be selected by the corporation, the second of whom shall be selected by the indemnified representative and the third of whom shall be selected by the other two (2) arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one (l) of the parties fails or refuses to select an arbitrator or if the arbitrators selected by the corporation and the indemnified representative cannot agree on the selection of the third arbitrator within thirty (30) days after such time as the corporation and the indemnified representative have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such metropolitan area.

j)	Qualifications of Arbitrators. Each arbitrator selected as provided herein is required to be or have been a director or executive officer of a corporation whose shares of common stock were listed during at least one (1) year of such service on the New York Stock Exchange or the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotations System.

k)	Burden of Proof. The party or parties challenging the right of an indemnified representative to the benefits of this Article 10 shall have the burden of proof.

l)	Expenses. The corporation shall reimburse an indemnified representative for the expenses (including attorneys’ fees and disbursements) incurred in successfully prosecuting or defending such arbitration.

m)	Effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the corporation shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the indemnified representative .under Article 10(a)(ii)(b) in a proceeding not directly involving indemnification under this Article. This Article 10(m) shall be specifically enforceable.

n)	Contribution. If the indemnification provided for in this Article or otherwise is unavailable for any reason in respect of any liability or portico thereof, the corporation shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the -intent of this Article 10.

o)	Mandatory Indemnification of Director, Officers Others. To the extent that a representative of the Corporation has been successful on the mergers or otherwise in defense of any action or proceeding referred to in Sections 1741 or 1742 of the Pennsylvania Business Corporation Law of 1988 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

p)	Contract Rights; Amendment or Repeal. All rights under this Article shall be deemed a contract between the corporation and the indemnified representative pursuant to which the corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

q)	Scope of Article. The rights granted by this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by, or granted pursuant to, this Article 10 shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

r)	Reliance on Provisions. Each person who shall act as an indemnified representative of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article 10.

11.	Reacquired Shares. Any issued and outstanding shares of capital stock of the corporation that are repurchased by the corporation shall be deemed to be issued but not outstanding. The board of directors may, by resolution, restore any or all of such issued, but not outstanding shares to the status of authorized but unissued shares and may thereafter issue those shares.

12.

Redeemable Shares. Redeemable shares that have been called for redemption shall not be entitled to vote on any matter and shall not be deemed outstanding shares after written notice has been mailed to the holders thereof that the shares have been called for redemption and that a sum sufficient to redeem the shares has been deposited with a specified financial institution with irrevocable instruction and authority to pay the redemption price to the holders of the shares on the redemption date, in the case of uncertificated .shares, or upon surrender of the certificates therefore in the case of certificated shares, and the sum has been so deposited.

13.	Cumulative Voting. Shareholders of the corporation shall not be entitled to accumulate their votes in the election of directors.

14.	Board of Directors.

a)	Number and Qualifications. The board of directors of the corporation shall consist of five (5) members who shall be natural persons of full age but who need not be shareholders of the corporation or residents of the Commonwealth of Pennsylvania.

b)	Classified Board. The board of directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three (3) classes (Class A and Class B, which each shall consist of two (2) directors, and Class C which shall consist of one (1) director). Each member of each class shall be elected for a term until the third annual shareholders’ meeting following such director’s taking office and until such director’s successor has been selected and qualified or until such director’s earlier death, resignation or removal. The classes shall be staggered so that term of office of one (1) class shall expire at the annual meeting of shareholders in each year. At each annual meeting of the shareholders, the successors to the directors of the class whose term expires that year shall be elected to hold office. To insure that the term of office of one (1) class of directors shall expire in each year, the initial term of the Class A director shall expire on the date of the first annual meeting of shareholders following such director’s taking office and at such meeting the successor to the initial Class A director shall be elected for a term of three (3) years; the initial term of the Class B directors shall expire on the date of the second annual meeting of shareholders following such directors’ taking office and at such meeting the successors to the initial Class B directors shall be elected for a term of three (3) years; and, the initial term of the Class C directors shall expire on the date of the third annual meeting of shareholders following such directors’ taking office and at such meeting the successors to the initial Class C directors shall be elected for a term of three (3) years.

c)	Removal.

i.	Removal by Shareholders. The entire board of directors, or any class of the board of directors, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon.

ii.	Removal by the Board. The board of directors may also declare vacant the office of a director.

15.	Special Meetings of the Shareholders. Special meetings of the shareholders of the corporation may be called at any time by shareholders entitled to cast at least fifty percent (50%) of the votes that all shareholders are entitled to cast at the particular meeting.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles this 19th              day of October          1993.

MASTECH SYSTEMS CORPORATION

By

Title

Entity#:2926029
DateFiled:11/16/2009
PedroA.Cortes
SecretaryoftheCommonwealth

PENNSYLVANIADEPARTMENTOFSTATE
CORPORATIONBUREAU

ArticlesofAmendment-Domestic Corporation

(15Pa.C.S.)

X BusinessCorporation(§1915)
NonprofitCorporation(§5915)

CT•COUNT ER

Document willbereturned tothe

City

7702449SoPa

CommonwealthofPennsylvania
ARTICLESOFAMENDMENT-BUSINESS4Page(s)

T0932147035

Fee: $70

Incompliancewiththerequirementsoftheapplicableprovisions(relatingtoarticlesofamendment),theundersigned, desiringtoamendits articles,herebystatesthat:

1.Thenameofthecorporationis:
IGATECAPITALMANAGEMENT,INC.

2. The(a)addressofthiscorporation'scurrentregisteredofficeinthisCommonwealth or(b)nameofits commercial registeredofficeproviderandthecountyofvenueis (theDepartmentisherebyauthorizedto correctthefollowinginformationtoconformtotherecordsoftheDepartment):

(a) NumberandStreet	City	State	Zip	County
l004McKeeRoad	Oakdale	PA	15071	Allegheny

(b)NameofCommercialRegisteredOfficeProvider County
c/o

3. Thestatutebyorunderwhichitwasincorporated: PennsylvaniaBusinessCorporation Lawof1988

4.Thedateofitsincorporation: 02/24/2000

5.*Check,andifappropriatecomplete, oneofthefollowing:*

X Theamendmentshallbeeffectiveuponfilingthesearticlesofamendment intheDepartmentofState.

Theamendmentshallbe effectiveon:________at__________
Date Hour

PA009"10109/2006CTSystemOnline-

Entity #: 2926029 Date Filed: 11/16/2009 Pedro A. Cortes Secretary of the Commonwealth PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU Articles of Amendment-Domestic Corporation (15 Pa.C.S.) X Business Corporation(§ 1915) Nonprofit Corporation(§ 5915) CT.COUNTER Document will be returned to the City Commonwealth of Pennsylvania ARTICLES OF AMENDMENT-BUSINESS 4 Page(s) T0932147035 Fee: $70 In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that: l. The name of the corporation is: IGATE CAPITAL MANAGEMENT, INC. 2. The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department): (a) Number and Street City State I 004 McKee Road Oakdale P A Zip 15071 County Allegheny c/o (b) Name of Commercial Registered Office Provider County 3. The statute by or under which it was incorporated: Pennsylvania Business Corporation Law of 1988 4. The date of its incorporation: 02/24/2000 5. Check. and if appropriate complete, one of the following: X The amendment shall be effective upon filing these Articles of Amendment in the Department of State. The amendment shall be effective on: -at Date Hour 7707449SOPA PA009” 10109/2006 C T Sysu:m Online-

DSCB:IS-19151591S-2

6. Checkone ofthefollowing:

Theamendmentwasadopted bythe board of directors pursuantto15P1.C.S.§1914(c)or§5914(b).

7 *Check andifappropriate,completeoneofthefollowing:*

Theamendmentadoptedbythecorporation,setforthinfull,isasfollows

FIRSTThenameoftheCorporation is iGateTechnologies Inc.

Theamendment adoptedbythe corporationissetforthin-fullinExhibitAattachedheretoandmade apart hereof.

8 Check if the amendment restates the Articles.

JN'TFSTIMONYWHIEREOF the undersignedcorporationhascausedtheseArticlesofAmendment"tobe signed by a duly authorizedofficer thereof this

4th dayofNovember.
2009

IGATE CAPITAL MANAGEMENT INC.
Name of Corporation

Signature

Secretary
Title

DSCB:I S-19151591 S-2 6. Check one of the following: The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b)or § 5914(a). The amendment was adopted by the board of directors pursuant to 15 P11. C.S. § 1914(c) or§ 5914(b). 7. Check and if appropriate, complete one of the following: The amendment adopted by the corporation, set forth in full, is as follows FIRST The name of the Corporation is iGate Technologies Inc. The amendment adopted by the corporation is set forth in-full in Exhibit A attached hereto and made a part hereof. JN’ TFSTIMONY WHIEREOF the undersigned corporation has caused these Articles of Amendment” to be signed by a duly authorized officer thereof this 4th day of November. 2009 IGATE CAPITAL MANAGEMENT INC. Name of the corporation Signature Secretary Title 8. Check of the amendment restates the articles

COMMONWEALTH OF PENNSYLVANIA

DEPARTMENT OF STATE

CORPORATION BUREAU

ARTICLES OF INCORPORATION

OF IGATE CAPITAL MANAGEMENT, INC.

The undersigned, intending to form a corporation under the Pennsylvania Business corporation Law of 1988 (15 Pa.C.S. §§ 1101 et seq), as amended, hereby certifies as follows:

FIRST. The name of the corporation is iGate Capital Management, Inc.

SECOND, The address the Corporation’s initial registered office in the Commonwealth of Pennsylvania is 1004 McKee Road, Oakdale. PA 15071.

THIRD. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988 (15PaX.S. §§ 1101 etseq.).

FOURTH. The Corporation shall have the authority to issue 1,000 shares of common stock par value S0.01 per share. The holders of common stock shall have one vote per share and shall not be entitled to cumulate their votes in the election of directors.

FIFTH. The name and address of the incorporator is Kimberly Ross Lieb, 301 Grant Street. 20th Floor, Pittsburgh PA 15219.

SIXTH. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action unless as set forth in 15 Pa. C.S. §§ 1711-1718 the director has breached or failed to perform the duties of his or her office referenced thereunder and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit (i) the responsibility or Liability of a director pursuant to any criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law. Any repeal, modification or adoption of any provision inconsistent with this Article Sixth, shall be prospective only, and neither the repeal or modification of this Article nor the adoption of any provision inconsistent with this Article shall adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

EXECUTED this 24th day of February, 2000.

Kimberly Ross Lieb, Sole Incorporator